UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2014

GLYECO, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-30396	45-4030261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10429 South 51st Street, Suite 235 Phoenix, Arizona		85044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On August 4, 2014, GlyEco, Inc., a Nevada corporation (the “Company”), entered into a Consulting Agreement (the “Agreement”) with the Company’s Chief Technical Officer, Richard Geib.

The Agreement supersedes the terms of the Consulting Agreement previously entered into between Global Recycling Technologies, Ltd., a Delaware corporation (“Global Recycling”), and Mr. Geib on May 3, 2010, which the Company assumed upon the consummation of a reverse triangular merger with Global Recycling on November 28, 2011.

The Agreement is for a term of two years and may be extended for additional one-year terms by written agreement. Pursuant to the Agreement, Mr. Geib will assist in the further development and implementation of the Company’s proprietary technology for recycling glycol, the GlyEco TechnologyTM, and perform such other duties as requested by the Company’s Chief Executive Officer.

In consideration for his services during the term, the Company will compensate Mr. Geib with an initial engagement fee of $50,000, a monthly consulting fee of $12,500 per month for the first year of the term, a to be determined monthly consulting fee for the second year of the term, and a total of 2,700,000 warrants to purchase shares of GlyEco common stock, par value $0.0001 per share, at an exercise price of $0.73 per share, of which half shall vest immediately and the remaining amount shall vest on August 4, 2015.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number:	Description of Exhibit:

10.1	Consulting Agreement, dated August 4, 2014, between GlyEco, Inc. and Richard Geib

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: August 8, 2014	By:	/s/ John Lorenz
John Lorenz President and Chief Executive Officer, Director (Principal Executive Officer)